Exhibit 10.1

Commercial Note Maryland

Borrower Cogent Communications Group, Inc.	Date October 15, 2009
Borrower’s Address 1015 31st Street, NW, Washington DC 20007
Loan Amount Twenty Million Dollars and no / 100	Dollars ($20,000,000)
Account Number 6026747	Note Number	Officer W.W. Palmer / 15077

For value received, the borrower(s) named above, whether one or more (the “Borrower”), jointly and severally promise to pay to the order of SunTrust Bank, a Georgia banking corporation (“SunTrust”) at any of its offices, or at such place as SunTrust may in writing designate, without offset in U.S. Dollars in immediately available funds, the Loan Amount shown above, or the total of all amounts advanced under this commercial note and any modifications, renewals, extensions or replacements thereof (this “Note”) if less than the full Loan Amount is advanced, plus interest and any other amounts due, upon the terms specified below.

Note Type		Repayment Terms

☐	Demand Note

This obligation is payable on demand.  SunTrust shall have the right to demand payment at any time in its sole and absolute discretion. Principal is payable on demand; accrued interest will be payable on the       day of each

                                beginning on                                ,               , and on demand.

☐	Time Note

☐ One payment of all principal, interest and any other amounts owed will be due and payable on

                                   ,              .

☐ Accrued interest will be payable on the             day of each                                             beginning on

                               ,                  . Principal plus any accrued and unpaid interest and any other amounts owed will be due and payable on                             ,                                           .

☐	Fixed Payment Term Note

Fixed payment schedule consisting of                    consecutive                    installments of principal and interest of

$                                   each, payable on the        day of each                   , beginning

                     ,                     , and a final payment equal to the unpaid balance of principal plus accrued and unpaid interest and any other amounts owed due and payable on                ,                        .

☐	Variable Payment Term Note

Variable payment schedule consisting of                    consecutive                    installments of principal of

$                                      each, plus accrued interest, payable on the           day of each                               , beginning                                   ,       , and a final payment of $           plus accrued

and unpaid interest and any other amounts owed due and payable on                        ,         .

☒	Revolving Master Borrowing Note With Maturity Date

This is an open end revolving line of credit. Borrower may borrow an aggregate principal amount up to the Loan Amount outstanding at any one time.

Principal is due and payable in full on the Maturity Date, but the Borrower shall be liable for only so much of the Loan Amount as shall be equal to the total amount advanced to the Borrower by SunTrust from time to time, less all payments made by or for the Borrower and applied by SunTrust to principal.  Advances under this Note shall be recorded and maintained by SunTrust in its internal records and such records shall be conclusive of the principal and interest owed by Borrower unless there is a material error in such records.  Accrued interest will be payable on the first day of each month beginning on November 1, 2009, with all unpaid accrued interest due and payable on the Maturity Date.

“Maturity Date” means October 14, 2010, or such date to which this Note may be extended or renewed in the sole discretion of SunTrust by written notice from SunTrust to Borrower.

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☐	Revolving Master Borrowing Note Payable On Demand

This is an open end revolving line of credit; Borrower may borrow an aggregate principal amount up to the Loan Amount outstanding at any one time.

This obligation is payable on demand, but the Borrower shall be liable for only so much of the Loan Amount as shall be equal to the total amount advanced to the Borrower by SunTrust from time to time, less all payments made by or for the Borrower and applied by SunTrust to principal, plus interest on each such advance, and any other amounts due.  Advances under this Note shall be recorded and maintained by SunTrust in its internal records and such records shall be conclusive of the principal and interest owed by Borrower unless there is a material error in such records.  SunTrust shall have no obligation to make advances and all amounts outstanding are due on demand.

Accrued interest will be payable on the       day of each             beginning on      ,      , and on demand. This Master Borrowing Note may be terminated without notice to the undersigned by SunTrust.

☐	Closed End Master Borrowing Note With Maturity Date

This is a closed end transaction; Borrower may borrow up to the Loan Amount but may not reborrow amounts that have been repaid.

Principal is due and payable in full on             ,                 (the “maturity date”), but the Borrower shall be liable for only so much of the Loan Amount as shall be equal to the total amount advanced to the Borrower by SunTrust from time to time, less all payments made by or for the Borrower and applied by SunTrust to principal.  Advances under this Note shall be recorded and maintained by SunTrust in its internal records and such records shall be conclusive of the principal and interest owed by Borrower unless there is a material error in such records.

Accrued interest will be payable on the       day of each             beginning on      ,      , with all unpaid accrued interest due and payable on the maturity date.  This Note will terminate on the maturity date.

☐	Closed End Master Borrowing Note Payable On Demand

This is a closed end transaction; Borrower may borrow up to the Loan Amount but may not reborrow amounts that have been repaid.

This obligation is payable on demand, but the Borrower shall be liable for only so much of the Loan Amount as shall be equal to the total amount advanced to the Borrower by SunTrust from time to time, less all payments made by or for the Borrower and applied by SunTrust to principal, plus interest on each such advance, and any other amounts due.  Advances under this Note shall be recorded and maintained by SunTrust in its internal records and such records shall be conclusive of the principal and interest owed by Borrower unless there is a material error in such records.  SunTrust shall have no obligation to make advances and all amounts outstanding are due on demand.

Accrued interest will be payable on the       day of each             beginning on      ,      , and on demand. This Master Borrowing Note may be terminated without notice to the undersigned by SunTrust.

☐	Irregular Payment Schedule Note

☐ Payout Requirement for Revolving Line.  Borrower agrees that for each twelve-month or 364-day period that this Master Revolving line is available, beginning with the date of this Note, Borrower shall maintain a zero balance outstanding on the line for at least one 30 consecutive day period

☒ Additional Terms And Conditions

This Note is governed by additional terms and conditions contained in an Agreement to Commercial Note between the Borrower and SunTrust dated October 15, 2009 and any modifications, renewals, extensions or replacements thereof (the “Agreement”), which is incorporated herein by reference. In the event of a conflict between any term or condition contained in this Note and in the Agreement, such term or condition of the Agreement shall control.

Interest

Interest will accrue on aactual / 360 basis (actual days elapsed to a 360- day year).  Interest shall accrue from the date of disbursement on the unpaid balance and shall continue to accrue until this Note is paid in full.

Subject to the above, interest per annum payable on this Note (the “Rate”) shall be:

☐ Fixed:                           % per annum fixed for the term of the loan.

☒ Variable:  This is a variable rate transaction. The interest rate is prospectively subject to increase or decrease without prior

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notice and is based on the following Index.

☐ SunTrust Prime Rate, the Prime Rate as established from time to time by SunTrust.

☐ Wall Street Journal Prime, the Prime Rate published in the Money Rates section of the Wall Street Journal from time to time.

☒ The LIBOR Rate as defined on the attached Addendum A.

☐                                                                                                                                                                                                                            ..

Note:  The “Prime Rate” is a reference for fixing the lending rate for commercial loans. The Prime Rate is a reference rate only and does not necessarily represent the lowest rate of interest charged for commercial borrowings. If the Index is the SunTrust Prime Rate, the Index is subject to increase or decrease at the sole option of SunTrust.

The Rate shall equal  ☐ the Index.

☒ the greater of (a) 3.00% per annum and (b) the Index plus 2.50 % per annum.

☐                                   % of the Index plus                                % per annum.

☐                                                                                                                                                                   .

Adjustments to the Rate shall be effective:

☐ as of the date the Index changes.

☒ as of the date referenced on the attached Addendum A.

☐                                                                                                                                                                   .

The Rate shall not exceed the maximum rate permitted by applicable law.

☐ Renewal

This Note represents a renewal and amendment of note number           dated or last renewed or extended as of        ,       executed by Borrower and does not, and is not intended to, constitute a novation of the indebtedness evidenced by such note.

Collateral

The collateral for this Note is the following:

Accounts and General Intangibles of Borrower and of Cogent Communications, Inc., a Delaware corporation wholly owned by Borrower, and of Cogent Canada, Inc., a Nova Scotia corporation wholly owned by Borrower (each a “Guarantor”) as more particularly defined in the Security Agreement dated October 15, 2009, individually executed and delivered by Borrower and each Guarantor.

All of the foregoing security is referred to collectively as the “Collateral”.  The proceeds of any Collateral may be applied against the liabilities of the Borrower to SunTrust under this Note in such order as SunTrust deems proper.

Loan Purpose And Updated Financial Information Required

The Borrower warrants and represents that the loan evidenced by this Note is being made solely for the purpose of acquiring or carrying on a business, professional or commercial activity or acquiring real or personal property as an investment (other than a personal investment) or for carrying on an investment activity (other than a personal investment activity). The Borrower agrees to provide to SunTrust updated financial information, including, but not limited to, tax returns, current financial statements in form satisfactory to SunTrust, as well as additional information, reports or schedules (financial or otherwise), all as SunTrust may from time to time request.

Representations and Warranties

This Note has been duly executed and delivered by Borrower, constitutes Borrower’s valid and legally binding obligations and is enforceable in accordance with its terms against Borrower.  The execution, delivery and performance of this Note and the consummation of the transaction contemplated will not, with or without the giving of notice or the lapse of time, (a) violate any material law applicable to Borrower, (b) violate any judgment, writ, injunction or order of any court or governmental body or officer applicable to Borrower, (c) violate or result in the breach of any material agreement to which Borrower is a party nor (d) violate Borrower’s charter or bylaws as applicable. No consent, approval, license, permit or other authorization of any third party or any governmental body or officer is required for the valid and lawful execution and delivery of this Note.

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Default, Acceleration And Setoff

An “event of default” shall occur hereunder upon the occurrence of any one or more of the following events or conditions:

a.               the failure by any Obligor (as defined below) to pay when due, whether by acceleration or otherwise, any amount owed under this Note;

b.              the occurrence of any event of default under any agreement or loan document executed in conjunction with this Note or the failure of any Obligor to perform any covenant, promise or obligation contained in this Note or any other agreement to which any Obligor and SunTrust are parties;

c.               the breach of any of any Obligor’s representation or warranties contained in this Note or any other agreement with SunTrust;

d.              the failure of any Obligor to pay when due any amount in excess of $5,000,000 owed to any creditor other than SunTrust under a written agreement calling for the payment of money;

e.               the death, declaration of incompetency, dissolution, liquidation, merger, consolidation, termination or suspension of usual business of any Obligor;

f.                 the occurrence of a Change in Control, which shall mean the occurrence of one or more of the following events: (1) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of Borrower to any person or entity or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (2) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or entity or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 35% or more of the outstanding shares of the voting stock of Borrower; or (3) occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by persons who were neither (i) nominated by the current board of directors or (ii) appointed by directors so nominated;

g.              the insolvency or inability to pay debts as they mature of any Obligor, the application for the appointment of a receiver for any Obligor, the filing of a petition or the commencement of a proceeding by or against any Obligor under any provision of any applicable Bankruptcy Code or other insolvency law or statute, or any assignment for the benefit of creditors by or against any Obligor;

h.              the entry of a judgment or the issuance or service of any attachment, levy or garnishment, in each case in excess of $5,000,000 against any Obligor or the property of any Obligor or the repossession or seizure of property of any Obligor;

i.                  any Obligor commits fraud or makes a material misrepresentation at any time in connection with this Note or any Collateral;

j.                  any deterioration or impairment of the Collateral or any decline or depreciation in the value of the Collateral which causes the Collateral in the judgment of SunTrust to become unsatisfactory as to character or value;

k.               the sale or transfer by any Obligor of all or substantially all of such Obligor’s assets other than in the ordinary course of business; or

l.                  the termination of any guaranty of this Note by a guarantor; or

SunTrust shall not be obligated to fund this Note or make any advance under this Note if an event of default exists or would exist if such funding occurred or such advance made. Upon the occurrence of an event of default, SunTrust shall, at its option, have the remedies provided herein and by any other agreement between SunTrust and any Obligor or under applicable law, including without limitation, declaring the entire outstanding principal balance, together with all interest thereon and any other amounts due under this Note, to be due and payable immediately without presentment, demand, protest, or notice of any kind, except notice required by law.  Upon the occurrence of an event of default under section g above, the entire outstanding principal balance, together with all interest thereon and any other amounts due under this Note, shall automatically become due and payable without presentment, demand, protest, or notice of any kind except notice required by law, and SunTrust’s obligation to make advances under this Note shall automatically terminate without notice or further action by SunTrust.  Upon the occurrence of an event of default, as of the date of such event of default, SunTrust shall be entitled to interest on the unpaid balance of this Note at the lesser of (a) the Rate plus 2.00% per annum or (b) the maximum rate allowed by law (the “Default Rate”) until paid in full. To the extent permitted by law, upon default SunTrust will have the right, in addition to all other remedies provided herein, to set off the amount due under this Note or due under any other obligation to SunTrust against any and all accounts, whether checking or savings or otherwise, credits, money, stocks, bonds or other security or property of any nature whatsoever on deposit with, held by, owed by, or in the possession of, SunTrust to the credit of or for the account of any Obligor, without notice to or consent by any Obligor. The remedies provided in this Note and any other agreement between SunTrust and any Obligor and by applicable law are cumulative and not exclusive of any other remedies provided by law.

Late Charges And Other Authorized Fees And Charges

As used herein, the term “Obligor” shall individually and collectively refer to the Borrower and any person or entity

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that is primarily or secondarily liable on this Note and any person or entity that has conveyed or may hereafter convey any security interest or lien to SunTrust in any real or personal property to secure payment of this Note. If any portion of a payment is at least ten fifteen (15) days past due, the Borrower agrees to pay a late charge of 5% of the amount which is past due.  Unless prohibited by applicable law, the Borrower agrees to pay a fee of $15.00 for returned checks if a payment is made on this Note with a check and the check is dishonored for any reason after the second presentment.  In addition to any other amounts owed under the terms of this Note, the Borrower agrees to pay those fees and charges disclosed in the attached Disbursements and Charges Summary which is incorporated in this Note by reference and, as permitted by applicable law, the Borrower agrees to pay the following: (a) all expenses, including, without limitation, any and all costs incurred by SunTrust related to default, all court costs and out-of-pocket collection expenses,, whether suit be brought or not, incurred in collecting this Note; (b) all costs incurred in evaluating, preserving or disposing of any Collateral granted as security for the payment of this Note, including the cost of any audits, appraisals, appraisal updates, reappraisals or environmental inspections which SunTrust from time to time in its sole discretion may deem necessary; (c) any premiums for property insurance purchased on behalf of the Borrower or on behalf of the owner(s) of any Collateral pursuant to any security instrument relating to any Collateral; (d) any expenses or costs incurred in defending any claim arising out of the execution of this Note or the obligation which it evidences, or otherwise involving the employment by SunTrust of attorneys with respect to this Note and the obligations it evidences; and (e) any other charges permitted by applicable law. The Borrower agrees to pay such amounts on demand or, at SunTrust’s option, such amounts may be added to the unpaid balance of the Note and shall accrue interest at the stated Rate. Upon the occurrence of an event of default, or after demand and failure to pay if this Note is payable on demand, interest shall accrue at the Default Rate.

☐ Prepayment Provisions

This Note is subject to prepayment conditions as described in the attached Prepayment Rider of even date which is incorporated herein by reference.

Waivers

The Borrower and each other Obligor waive presentment, demand, protest, notice of protest and notice of dishonor and waive all exemptions, whether homestead or otherwise, as to the obligations evidenced by this Note and waive any discharge or defenses based on suretyship or impairment of Collateral or of recourse.  The Borrower and each other Obligor waive any rights to require SunTrust to proceed against any other Obligor or any Collateral before proceeding against the Borrower or any of them, or any other Obligor, and agree that without notice to any Obligor and without affecting any Obligor’s liability, SunTrust, at any time or times, may grant extensions of the time for payment or other indulgences to any Obligor or permit the renewal or modification of this Note, or permit the substitution, exchange or release of any Collateral for this Note and may add or release any Obligor primarily or secondarily liable. The Borrower and each other Obligor agree that SunTrust may apply all monies made available to it from any part of the proceeds of the disposition of any Collateral or by exercise of the right of setoff either to the obligations under this Note or to any other obligations of any Obligor to SunTrust, as SunTrust may elect from time to time.

Waiver of Jury Trial

THE BORROWER AND SUNTRUST HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUNTRUST ENTERING INTO OR ACCEPTING THIS NOTE.  FURTHER, THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF SUNTRUST, NOR SUNTRUST’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUNTRUST WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

Patriot Act Notice

SunTrust hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 signed into law October 26, 2001), SunTrust may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow SunTrust to identify the Borrower in accordance with the Act.

Hold Harmless and Indemnification

Borrower hereby indemnifies and agrees to hold SunTrust and its officers, directors, employees, agents and affiliates (the “Indemnitees”) harmless from and against all claims, damages, liabilities (including attorneys’ fees and legal expenses), causes of action, actions, suits and other legal proceedings (collectively, “Claims”) in any matter relating

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to or arising out of this Note or any loan document executed in connection with this Note, or any act, event or transaction related thereto or to the Collateral, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Claims are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  Borrower shall immediately provide SunTrust with written notice of any such Claim.  Upon request of SunTrust, Borrower shall defend SunTrust from such Claims, and pay the attorneys’ fees, legal expenses and other costs incurred in connection therewith, or in the alternative, SunTrust shall be entitled to employ its own legal counsel to defend such Claims at Borrower’s sole expense.

Miscellaneous

All amounts received by SunTrust shall be applied to expenses, late fees and interest before principal or in any other order as determined by SunTrust, in it sole discretion, as permitted by law.  Any provision of this Note which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note. No amendment, modification, termination or waiver of any provision of this Note, nor consent to any departure by the Borrower from any term of this Note, shall in any event be effective unless it is in writing and signed by an authorized officer of SunTrust, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  If the interest Rate is tied to an external index and the index becomes unavailable during the term of this loan, SunTrust may, in its sole and absolute discretion, designate a substitute index with notice to the Borrower. No failure or delay on the part of SunTrust to exercise any right, power or remedy under this Note shall be construed as a waiver of the right to exercise the same or any other right at any time.  The captions of the paragraphs of this Note are for convenience only and shall not be deeded to constitute a part hereof or used in construing the intent of the parties.  All representations, warranties, covenants and agreements contained herein or made in writing by Borrower in connection herewith shall survive the execution and delivery of this Note and any other agreement, document or writing relating to or arising out of any of the foregoing.  All notices or communications given to Borrower pursuant to the terms of this Note shall be in writing and may be given to Borrower at Borrower’s address as stated below or at the top of this Note unless Borrower notifies SunTrust in writing of a different address.  Unless otherwise specifically provided herein to the contrary, such written notices and communications shall be delivered by hand or overnight courier service, or mailed by first class mail, postage prepaid, addressed to the Borrower at the address referred to herein. Any written notice delivered by hand or by overnight courier service shall be deemed given or received upon receipt. Any written notice delivered by U.S. Mail shall be deemed given or received on the third (3rd) business day after being deposited in the U.S. Mail. Notwithstanding any provision of this Note or any loan document executed in connection with this Note to the contrary, the Borrower and SunTrust intend that no provision of this Note or any loan document executed in connection with this Note be interpreted, construed, applied, or enforced in a way that will permit or require the payment or collection of interest in excess of the highest rate of interest permitted to be paid or collected by the laws of the jurisdiction indicated below, or federal law if federal law preempts the law of such jurisdiction with respect to this transaction (the “Maximum Permitted Rate”).  If, however, any such provision is so interpreted, construed, applied, or enforced, Borrower and SunTrust intend (a) that such provision automatically shall be deemed revised so as to require payment only of interest at the Maximum Permitted Rate; and (b) if interest payments in excess of the Maximum Permitted Rate have been received, that the amount of such excess shall be deemed credited retroactively in reduction of the then-outstanding principal amount of this obligation, together with interest at the Maximum Permitted Rate. In connection with all calculations to determine the Maximum Permitted Rate, the Borrower and SunTrust intend a that all charges be excluded to the extent they are properly excludable under the usury laws of such jurisdiction or the United States, as they from time to time are determined to apply to this obligation; and (b) that all charges that may be spread in the manner provided by statute of the jurisdiction indicated or any similar law, be so spread.

Liability, Successors And Assigns And Choice Of Law

Each Borrower shall be jointly and severally obligated and liable on this Note. This Note shall apply to and bind each of the Borrower’s heirs, personal representatives, successors and permitted assigns and shall inure to the benefit of SunTrust, its successors and assigns. Notwithstanding the foregoing, Borrower shall not assign Borrower’s rights or obligations under this Note without SunTrust’s prior written consent. This Note shall be governed by applicable federal law and the internal laws of the state of Maryland. The Borrower agrees that certain material events and occurrences relating to this Note bear a reasonable relationship to the laws of Maryland and the validity, terms, performance and enforcement of this Note shall be governed by the internal laws of Maryland which are applicable to agreements which are negotiated, executed, delivered and performed solely in Maryland.  Unless applicable law provides otherwise, in the event of any legal proceeding arising out of or related to this Note, Borrower consents to the jurisdiction and venue of any court located in the state of Maryland.

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Transfer of Loan

SunTrust may, at any time, sell, transfer or assign the Note, the related security instrument and any related loan documents, and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (the “Securities”).  SunTrust may forward to each purchaser, transferee, assignee, servicer, participant, or investor in such Securities or any Rating Agency (as hereinafter defined) rating such Securities (collectively, the “Investor”) and each prospective Investor, all documents and information which SunTrust now has or may hereafter acquire relating to the Borrower, any loan to Borrower, any guarantor or the property, whether furnished by Borrower, any guarantor or otherwise, as SunTrust determines necessary or desirable.  The term “Rating Agency” shall mean each statistical rating agency that has assigned a rating to the Securities. The Borrower shall have the right to approve any transfer of the Note if no event of default has occurred and is continuing, provided that such approval shall not be unreasonably withheld.

By signing below, the Borrower agrees to the terms of this Note and the disbursement of proceeds as described in the Disbursements and Charges Summary form provided in connection with this transaction.

Non-Individual Borrower:

Cogent Communications Group, Inc.
Borrower

By	/s/ Thaddeus Weed

Thaddeus Weed, CFO
Name and title, printed or typed

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Borrower’s Billing Address, if different from address indicated at the top of this Note:

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Addendum A To Note LIBOR Index Rate (104)

SECTION 1

Definitions. As used in this Addendum, the following terms shall have the meanings set forth below:

“Bank” shall mean SunTrust Bank and its successors and assigns.

“Borrower” shall collectively and individually refer to the maker of the attached note dated October 15, 2009 (“Note”).  The terms of this Addendum are hereby incorporated into the Note and in the event of any conflict between the terms of the Note and the terms of this Addendum, the terms of this Addendum shall control.

“Business Day” shall mean, with respect to Interest Periods applicable to the LIBOR Rate, a day on which the Bank is open for business and on which dealings in U.S. dollar deposits are carried on in the London Inter-Bank Market.

“Interest Period” shall mean a period of one (1) month, provided that (i) the initial Interest Period may be less than one month, depending on the initial funding date and (ii) no Interest Period shall extend beyond the maturity date of the Note.

“Interest Rate Determination Date” shall mean the date the Note is initially funded and the first Business Day of each calendar month thereafter.

“LIBOR Rate” shall mean that rate per annum effective on any Interest Rate Determination Date which is equal to the quotient of:

(i) the rate per annum equal to the offered rate for deposits in U.S. dollars for a one (1) month period, which rate appears on that page of Bloomberg reporting service, or such similar service as determined by the Bank, that displays British Bankers’ Association interest settlement rates for deposits in U.S. Dollars, as of 11:00 A.M. (London, England time) two (2) Business Days prior to the Interest Rate Determination Date; provided, that if no such offered rate appears on such page, the rate used for such Interest Period will be the per annum rate of interest determined by the Bank to be the rate at which U.S. dollar deposits for the Interest Period, are offered to the Bank in the London Inter-Bank Market as of 11:00 A.M. (London, England time), on the day which is two (2) Business Days prior to the Interest Rate Determination Date, divided by

(ii) a percentage equal to 1.00 minus the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upward to the next 1/100th of 1%) in effect on any day to which the Bank is subject with respect to any LIBOR loan pursuant to regulations issued by the Board of Governors of the Federal Reserve System with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities “ under Regulation D). This percentage will be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Prime Rate” shall mean the publicly announced prime lending rate of the Bank from time to time in effect, which rate may not be the lowest or best lending rate made available by the Bank or, if the Note is governed by Subtitle 10 of Title 12 of the Commercial Law Article of the Annotated Code of Maryland, “Prime Rate” shall mean the Wall Street Journal Prime Rate, which is the Prime Rate published in the “Money Rates” section of the Wall Street Journal from time to time.

SECTION 2

Interest. The Borrower shall pay interest upon the unpaid principal balance of the Note at the LIBOR Rate plus the margin provided in the Note. Interest shall be due and payable as provided in the Note and shall be calculated as described in the Note. The interest rate shall remain fixed during each month based upon the interest rate established pursuant to this Addendum on the applicable Interest Rate Determination Date.

SECTION 3

Additional Costs. In the event that any applicable law or regulation or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) (i)shall change the basis of taxation of payments to the Bank of any amounts payable by the Borrower hereunder (other than taxes imposed on the overall net income of the Bank) or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, or (iii) shall impose any other condition with respect to the Note, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining the Note or to reduce any amount receivable by the Bank hereunder, and the Bank determines that such increased costs or reduction in amount receivable was attributable to the LIBOR Rate basis used to establish the interest rate hereunder, then the Borrower shall from time to time, upon demand by the Bank, pay to the Bank additional amounts sufficient to compensate the Bank for such increased costs the “Additional

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Costs”). A detailed statement as to the amount of such Additional Costs, prepared in good faith and submitted to the Borrower by the Bank, shall be conclusive and binding in the absence of manifest error.

SECTION 4

Unavailability Of Dollar Deposits. If the Bank determines in its sole discretion at any time (the “Determination Date”) that it can no longer make, fund or maintain LIBOR based loans for any reason, including without limitation illegality, or the LIBOR Rate cannot be ascertained or does not accurately reflect the Bank’s cost of funds, or the Bank would be subject to Additional Costs that cannot be recovered from the Borrower, then the Bank will notify the Borrower and thereafter will have no obligation to make, fund or maintain LIBOR based loans. Upon such Determination Date the Note will be converted to a variable rate loan based upon the Prime Rate.  Thereafter the interest rate on the Note shall adjust simultaneously with any fluctuation in the Prime Rate.

Individual(s) Signature(s):	Non-Individual Signature:

(Seal)	Cogent Communications Group, Inc.

(Seal)	By:	/s/ Thaddeus Weed

Thaddeus Weed, CFO
Name and title, printed or typed

By:

Name and title, printed or typed

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Agreement to Commercial Note

This Agreement dated October 15, 2009 between Cogent Communications Group, Inc. (“Borrower”) and SunTrust Bank (“SunTrust”) constitutes the “Agreement” referenced under “Additional Terms and Conditions” in the Commercial Note dated October 15, 2009 (the “Note”) in the Loan Amount equal to Twenty Million Dollars ($20,000,000).  The terms and conditions of this Agreement and the terms and conditions of the Note constitute the entire agreement between Borrower and SunTrust.  All defined terms used herein that are not defined herein shall have the meanings ascribed to such terms in the Note.  The Note is guaranteed by the Guaranty of Note (each, a “Guaranty of Note”) executed and delivered by Cogent Communications, Inc., a Delaware corporation wholly owned by Borrower, and Cogent Canada, Inc., a Nova Scotia corporation wholly owned by Borrower, each a “Guarantor” and collectively “Guarantors.”  Borrower and Guarantors may herein be referred to individually as “Obligor” and collectively as “Obligors.”  The Note and each Guaranty of Note are each secured by a Security Agreement executed and delivered by the respective Obligor.

Borrower and SunTrust hereby agree to the following terms and conditions:

I.                    AFFIRMATIVE COVENANTS

A.               Financial Information. Borrower shall deliver the following financial information to SunTrust as indicated below:

Borrower’s Annual consolidated Financial Statement that has been audited by a certified public accountant acceptable to SunTrust. Such Financial Statement shall be prepared on a GAAP (generally accepted accounting principles) basis and shall be delivered to SunTrust within ninety (90) days after Borrower’s fiscal year-end, commencing with the fiscal year ending December 31, 2009.  “Financial Statement” shall include at a minimum a balance sheet, income statement, statement of retained earnings, statement of cash flows, footnotes, appropriate supporting schedules and other information requested by SunTrust.

Borrower’s unaudited quarterly consolidated Financial Statement, certified by an authorized officer of Borrower as to its accuracy, shall be delivered to SunTrust within forty five (45) days after the close of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2009.

Obligors’ United States and Canadian accounts receivable aging report, in form and substance acceptable to SunTrust, shall be delivered to SunTrust within twenty (20) days after the close of each month, commencing with the month ending September 30, 2009.

Borrower shall deliver within five (5) business days of such request, any additional financial information with respect to Obligors as SunTrust may reasonably request.

B.               Compliance Certificate. Concurrently with the delivery of the financial statements required hereunder, Borrower shall deliver to SunTrust a certificate of a duly authorized officer of Borrower in a form satisfactory to SunTrust (as set forth in Exhibit A hereto) (i) certifying as to whether there exists an event of default or any circumstances which, with notice or the passage of time or both, would constitute an event of default and if there exists an event of default or any such circumstance, specifying the details thereof and the action which Borrower has taken or proposes to take with respect thereto, and (ii) setting forth in reasonable detail calculations demonstrating compliance or noncompliance, as the case may be, with the financial covenants included in this Agreement.

C.               Notification. Borrower shall immediately notify SunTrust of (i) the occurrence of any event of default (or any circumstances which, with notice or the passage of time or both, would constitute an event of default) under the Note, (ii) the commencement of any action, suit or proceeding or any other matter that could reasonably be expected to have a material adverse effect on the financial condition, operations, assets or prospects of any Obligor, (iii) any event or development that could reasonably be expected to have a material adverse effect on the assets, operations or financial condition of any Obligor and (iv) any change in the senior management of Borrower.

D.               Subsidiaries.  Guarantors shall remain wholly owned subsidiaries of Borrower.

E.                 Deposit Accounts and Other Banking Business. Obligors collectively shall for the term of the Note and any extensions thereof: (a) Maintain cash or cash equivalents, as the case may be, in depository accounts or certificates of deposit with or mutual funds obtained through SunTrust and acceptable to SunTrust at all times equal to or greater than ten million dollars ($10,000,000); (b) In good faith maintain with SunTrust, as at the date hereof, the majority of Obligors’ domestic commercial

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bank deposit accounts and related treasury management services, including but not limited to lockbox services; (c) In good faith endeavor to place with SunTrust such of Obligors’ commercial bank deposit accounts and related treasury management services not currently placed with SunTrust, consistent with Obligors’ requirements for efficient and cost effective operations; and (d) In good faith include SunTrust and affiliated entities in Obligors’ formal and informal requests for proposal to provide such financial services as may be provided from time to time by SunTrust and affiliated entities.  Borrower may or may not accept proposals from SunTrust or its affiliates, as described in the preceding clause, based solely on Borrower’s business requirements at the time.

F.                 Loan Documentation and Additional Requirements.  All required documentation as set forth in a commitment letter dated September 28, 2009 issued by SunTrust, including but not limited to articles of incorporation, bylaws, Corporate Borrowing Resolution, Corporate Resolutions Authorizing Execution of Guaranty and Pledge of Assets, Commercial Note, Agreement to Commercial Note, Guaranties of Note, Commercial Security Agreements evidencing SunTrust’s first security interest in Obligors’ Accounts and General Intangibles to be recorded in the appropriate jurisdictions of the United States and Canada, and Opinion of Borrower’s Counsel shall be delivered to SunTrust in form and substance satisfactory to SunTrust.  A field examination, satisfactory to SunTrust in its sole judgment, of the collateral subject to the Security Agreements shall be completed by November 16, 2009 (“Field Examination”).  Obligors shall upon demand reimburse SunTrust for the cost of the Field Examination and all of SunTrust’s costs in establishing this loan, including attorney fees and expenses, the cost of public records searches and the cost of filing security interests.  Obligors’ maximum reimbursement liability for the Field Examination and SunTrust’s other closing costs shall not exceed a total of six thousand dollars ($6,000).

G.               Loan Fee.  Borrower shall pay SunTrust a Loan Fee of three tenths of one percent (0.30%) per annum of the Loan Amount, accruing daily from the date of the Note through the termination thereof, payable in arrears either, at Borrower’s option, monthly as an Analyzed Fee included in the Account Analysis Statement (as such terms are defined below) or quarterly in cash on the first day of each calendar quarter. The Account Analysis Statement is a monthly statement currently provided by SunTrust to Borrower which includes an accounting whereby SunTrust assigns by means of an earnings credit rate established from time to time by SunTrust in its sole discretion a monetary value to designated collected corporate demand deposits of Borrower, which value is used to offset fully or partially as the case may be charges for certain commercial banking products and services provided by SunTrust to Borrower.  To the extent the value of such deposits is insufficient to cover such charges, the Borrower pays the deficiency in cash; to the extent the value of such deposits exceeds such charges, such excess accrues to SunTrust.  Analyzed Fees are fees appearing as charges on the Account Analysis Statement.  Borrower shall select the initial Loan Fee payment option by giving written notice thereof to SunTrust within five business days after date of this Agreement.  Thereafter Borrower may elect on a quarterly basis to change the Loan Fee payment option by giving written notice to SunTrust not less than thirty (30) days prior to the first day of the calendar quarter in which such election is to become effective.

II.                NEGATIVE COVENANTS

A.               Liens.  No Obligor shall create, incur, assume or permit any lien, security interest or other type of encumbrance (a “Lien”), except Liens granted to SunTrust and Permitted Liens, as hereinafter defined, on any of its Accounts or General Intangibles, as such capitalized terms are defined in the Security Agreements, dated October 15, 2009, from Obligors in favor of SunTrust.  “Permitted Liens” mean Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, and other like persons not yet due; and Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like laws, and liens that arise by virtue of statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights.

B.               Dividend Payments. Borrower will not declare or make, or agree to pay or make, directly or indirectly, any cash dividend on any class of its stock if an Event of Default or any event or condition that with the passage of time or the giving of notice or both could become an Event of Default has occurred and is continuing or would occur after giving effect thereto, or would have occurred if such dividend had been paid as of the last day of the immediately preceding fiscal quarter of Borrower.

III.           FINANCIAL COVENANTS

All financial covenants shall be calculated for Borrower and its subsidiaries on a consolidated basis.

So long as any portion of the Loan Amount under the Note remains unpaid or available for advances, Borrower covenants and agrees as follows (unless otherwise indicated, all accounting terms used in the following financial covenants shall be construed in conformity with generally accepted accounting principles in the U.S. as in effect from time to time):

A.               Debt Service Coverage Ratio

The Debt Service Coverage Ratio of Borrower shall not at the end of its fiscal quarters ending September 30, 2009 and December 31, 2009 be less than 0.9 to 1.0.  The Debt Service Coverage Ratio of Borrower shall not at the end of each fiscal quarter commencing with the fiscal quarter ending March 31, 2010 be less than 1.2 to 1.0.

“Debt Service Coverage Ratio” means, for each period of four consecutive fiscal quarters ending on the last day of each fiscal quarter of Borrower, the ratio the numerator of which is Adjusted EBITDA less Dividends less Capital Expenditures for such period, and the denominator of which is Debt Service for such period.

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The following definitions apply to the determination of Debt Service Coverage Ratio.

“Adjusted EBITDA” means EBITDA plus noncash equity based compensation expense, each determined for such fiscal quarter and the prior three fiscal quarters.

“Adjusted Interest Expense” means Interest Expense, excluding the portion thereof representing amortization of discount on convertible debt pursuant to FSP APB 14-1 or the amortization of other note issuance costs, each determined for such fiscal quarter and the prior three fiscal quarters.

“EBITDA” means net income plus Interest Expense, income tax expense, depreciation expense and amortization expense, each determined for such fiscal quarter and the prior three fiscal quarters.

“Capital Expenditures” means, for any period, the aggregate of all expenditures for the acquisition of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet.

“Debt Service” means the sum of (a) all amounts as of such fiscal quarter end classified in accordance with GAAP as current maturities with respect to Funded Debt, excluding amounts due under the Note, plus (b) Adjusted Interest Expense determined for such fiscal quarter and the prior three fiscal quarters.  Notwithstanding the foregoing, as of September 30, 2009 only, Borrower’s obligations under that certain lease by and between Cogent Communications Espana, S.A. and Administrador de Infraestructuras Ferroviarias for optical fiber dated August 1, 2000, as subsequently amended shall be excluded shall be excluded from current maturities with respect to funded debt for the purposes of calculating the Debt Service Coverage Ratio.

“Dividends” means the declaration or payment of a dividend by Borrower to its shareholders on any class of Borrower’s capital stock, or any payment by Borrower on account of, or setting apart assets of Borrower for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of its capital stock, or the making of any other distribution by reduction of capital or otherwise in respect of any shares of the capital stock of Borrower.

“Funded Debt” means (1) all obligations for money borrowed, (2) all obligations evidenced by a bond, indenture, note, letter of credit or similar instrument, net of unamortized discount, (3) all obligations under capital leases and (4) all other obligations upon which interest charges are customarily paid.

“Interest Expense” means interest expense (including without limitation the interest component of any payments in respect of capital leases capitalized or expensed during such period) determined for such fiscal quarter and the prior three fiscal quarters.

B.               Funded Debt Ratio

The Funded Debt Ratio of Borrower shall not at the end of each fiscal quarter be more than 3.0 to 1.0, commencing with the fiscal quarter ending September 30, 2009.

The following definitions apply to the determination of the Funded Debt Ratio:

“Funded Debt Ratio” means the ratio of Funded Debt as of the end of each fiscal quarter divided by Adjusted EBITDA for the period of four consecutive fiscal quarters then ended.

IV.           CONDITION PRECEDENT TO THE MAKING OF EACH ADVANCE

The making of each advance under the Note is subject to the accuracy of representations and warranties and the further condition that no Event of Default or event which with the passing of time or the giving of notice or both would constitute an Event of Default shall exist at such time.

V.               ADDITIONAL EVENTS OF DEFAULT

A.               Any Guarantor terminates or cancels or seeks to terminate or cancel its Guaranty of Note.

B.               Failure of Borrower to satisfy any condition set forth in, or deliver any document required by, Section 1.F. above on or before October 15, 2009.  Notwithstanding the foregoing, the Field Examination shall be completed no later than November 16, 2009.

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VI.           BORROWING BASE.  The Note will be governed by a Borrowing Base (as defined below).

Borrower shall not request any advance under the Note if, after giving effect to such advance, the outstanding balance under the Note would exceed the lesser of the Loan Amount or the Borrowing Base. If at any time the aggregate outstanding balance under the Note does exceed the lesser of the Loan Amount and the Borrowing Base (the “Excess Amount”), Borrower shall repay or prepay the Excess Amount within three (3) days after demand from SunTrust.  The Borrowing Base at any time shall be determined by reference to the most recent borrowing base certificate delivered to SunTrust (absent any error in such borrowing base certificate). Borrower covenants to deliver within twenty (20) days after the end of each calendar month and at any other time it so elects a duly completed borrowing base certificate in the form and substance satisfactory to SunTrust (as set forth in Exhibit B hereto) the effective date of which shall be not more than twenty (20) days old at the time of delivery, together with Obligors’ United States and Canadian accounts receivable aging reports prepared as of the effective date of such borrowing base certificate, and such other supporting documentation and additional reports with respect to the Borrowing Base as SunTrust shall request.

“Borrowing Base” shall mean the sum of, as applicable, one hundred percent (100%) of cash on deposit with SunTrust and pledged to SunTrust as security for the Note (“Cash Collateral”), plus the Receivables Base, plus the Cash Base.  For the purpose of determining the Borrowing Base, the same cash cannot simultaneously be in Cash Collateral and used to meet Cash Base requirements.

“Receivables Base” shall mean at any time an amount equal to eighty percent (80%) of amounts due with respect to Eligible Accounts.

“Eligible Accounts” shall mean, at any time, any United States or Canadian account receivable of Obligors which (a) is a bona fide, valid and legally enforceable obligation of the account debtor in respect thereof, which is unconditionally owing by such account debtor and is not subject to sale on consignment, sale on return, or any other similar arrangement; (b) is subject to a perfected first priority security interest in favor of SunTrust and is free and clear of any other liens, security interests and encumbrances; (c) is not subject to any defense, dispute, offset, counterclaim or other claim asserted in writing by the account debtor; (d) is payable by an account debtor which is a solvent, going concern that is unaffiliated with Obligors; (e) is not more than ninety (90) days old from the original due date of the relevant invoice; (f) is not subject to any “bill and hold” or other similar arrangement; (g) when combined with any other Eligible Account due from the same  account debtor, constitutes less than ten percent (10%) of total Eligible Accounts, and (h) is acceptable to SunTrust in its sole discretion.

“Cash Base” shall mean the lesser of (a) the excess of the Loan Amount over the sum of the Cash Collateral (if any) and the Receivables Base, or (b) ten million dollars ($10,000,000).  After exhausting credit availability against the Cash Collateral (if any) and the Receivables Base, Borrower may access availability against the Cash Base, provided that Obligors collectively maintain cash or cash equivalents, as the case may be, in depository accounts with SunTrust or mutual funds obtained through SunTrust and acceptable to SunTrust at all times equal to or greater than thirty million dollars ($30,000,000).

VII.       BORROWER’S RIGHT TO TERMINATE.  Borrower may terminate this credit facility without penalty at any time by giving SunTrust written notice of not less than five calendar days and paying all amounts owing under the Note.

IN WITNESS WHEREOF, Borrower and SunTrust have caused this Agreement to be executed as of the date first above written.

Non-Individual Borrower(s):

Cogent Communications Group, Inc.
Borrower

By:	/s/ Thaddeus Weed

Thaddeus Weed, CFO
Name and title

SunTrust Bank

By:	/s/ William W. Palmer

William W. Palmer III, Senior Vice President
Name and title

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Security Agreement (Commercial) Blanket Lien; Accounts and General Intangibles

This Security Agreement dated as of-October 15, 2009, by Cogent Communications Group, Inc.(the “Owner”) in favor of SunTrust Bank, its present and future affiliates and their successors and assigns (“SunTrust”) provides:

In order to induce SunTrust from time to time to enter into agreements with and to extend or continue to extend credit to Cogent Communications Group, Inc. (and any one or more and any combination if more than one, the “Borrower”) and in consideration of any credit so extended, the Owner (which may include the Borrower) hereby grants, sells, assigns, transfers and conveys to SunTrust, a security interest in the Collateral and all proceeds, products, rents and profits thereof and all substitutions and replacements therefore and all revenues from the right to use the Collateral to secure the prompt payment and performance of any and all liabilities, obligations, agreements and undertakings of Borrower to SunTrust (and, in addition, all liabilities, obligations, agreements and undertakings of Owner, or any one or more of them, to SunTrust if Owner and Borrower are not the same person or entity) in any amount, whether now existing or hereafter arising, under or in connection with the $20,000,000 Commercial Note, of even date herewith, made by the Borrower and payable to SunTrust, and all amendments, renewals, extensions, supplements and replacements thereof, and all costs of collection and protection of SunTrust’s rights, including attorneys’ fees allowed by law, whether such collection or protection occurs prior to, during, or after any bankruptcy proceedings filed by or against any Obligor (as such term is defined below) (all the foregoing being hereinafter collectively referred to as the “Obligations”).

Collateral.  As used in this Security Agreement, the term “Collateral” shall mean the following, whether now existing or hereafter acquired: All of the Owner’s Accounts, chattel paper, documents, instruments and money, returned and unearned insurance premiums, tax refunds, contract rights relating to Owner’s Accounts, returned goods, reclaimed and repossessed goods and all General Intangibles (as all such terms are used herein and in the Uniform Commercial Code).

Representations and Warranties. The Owner represents and warrants to SunTrust as follows:

a.               This Security Agreement has been duly executed and delivered by Owner, constitutes Owner’s valid and legally binding obligation and is enforceable in accordance with its terms against Owner. Owner represents and warrants to SunTrust that it has rights in all of the Collateral and/or has the power to transfer rights in all of the Collateral.  The execution, delivery and performance of this Security Agreement, the grant of the security interest in the Collateral and the consummation of the transactions contemplated will not, with or without the giving or notice of the lapse of time, (a) violate an material law applicable to Owner, (b) violate any judgment, writ, injunction or order of any court or governmental body or officer applicable to Owner, (c) violate or result in the breach of any material agreement to which Owner is a party or by which any of Owner’s property, including the Collateral, is bound or (d) violate any restriction on the transfer of any of the Collateral.  The Owner is and will continue to be the absolute owner of the Collateral and there are no other liens or security interests affecting the Collateral other than the security interest granted in this Security Agreement except those previously disclosed to SunTrust in writing by the Owner; If the Owner is acting in the capacity of trustee, administrator or executor of an estate, such fact shall be disclosed and satisfactory evidence of capacity and authorization shall be provided to SunTrust;

b.              The Owner is a corporation duly organized and existing under the laws of the state of Delaware and the Owner’s Organizational Identification Number is 3329461. The Owner is duly qualified and in good standing as a foreign corporation in every jurisdiction where such qualification is necessary; the execution and performance of this Security Agreement have been duly authorized by action of its Board of Directors, no action of its shareholders being necessary; the execution and performance of this Security Agreement will not violate or contravene any provisions of law or regulation or its Articles of Incorporation, Shareholder Agreement, By-Laws or other agreements to which it is a party or by which it is bound; and no consent or approval of any governmental agency or authority is required in making or performing the obligations under this Security Agreement;

c.               Primary Collateral location will be 1015 31st St., NW, Washington DC 20007 . The Owner will maintain the Collateral in the above location(s). The Collateral shall not be moved from the above location(s) without the prior written consent of SunTrust;

d.              The Owner maintains its books and records at 1015 31st St., NW, Washington DC 20007 .

e.               All information supplied and statements made to SunTrust in any financial statement are true, correct, complete, valid and genuine in all material respects;

f.                 No part of the Collateral has been, and never will be so long as this Security Agreement remains a lien on the Collateral, used for the generation, collection, manufacture, storage, treatment, disposal, release or threatened release of any hazardous substance, as those terms are defined in the Comprehensive

Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C., Section 9601, et seq. (“CERCLA”), Superfund Amendments and Reauthorization Act (“SARA”), applicable state laws, or regulations adopted pursuant to either of the foregoing. The Owner agrees to comply with any federal, state or local law, statute, ordinance or regulation, court or administrative order or decree or private agreement regarding materials which require special handling in collection, storage, treatment or disposal because of their impact on the environment (“Environmental Requirements”). The Owner agrees to indemnify and hold SunTrust harmless against any and all claims, losses and expenses resulting from a breach of this provision of this Security Agreement and the Owner will pay or reimburse SunTrust for all costs and expense for expert opinions or investigations required or requested by SunTrust which, in SunTrust’s sole discretion, are necessary to ensure compliance with this provision of this Security Agreement. The obligation to indemnify shall survive the payment of the Obligations and the satisfaction of this Security Agreement; and

g.              All Collateral has been produced in compliance with the Fair Labor Standards Act or other applicable wage and employee law, rule, regulation or order, and that no existing or future liability shall occur as a result thereof. The Owner may contest, in good faith, the applicability of any such law, rule, regulation or order, including prosecuting any appeals, so long as SunTrust’s interest in the Collateral, in the opinion of SunTrust, is not jeopardized as a result.

Choice of Law. Owner agrees that certain material events and occurrences relating to this Security Agreement bear a reasonable relationship to the laws of State of Maryland . This Security Agreement shall be governed by the laws of such jurisdiction and, unless applicable law provides otherwise, in the event of any legal proceeding arising out of or related to this Security Agreement, Owner consents to the jurisdiction and venue of any court located in such jurisdiction. Unless otherwise specified, “Uniform Commercial Code” as used herein shall refer to the Uniform Commercial Code of such jurisdiction, both current and as it may be amended or revised from time to time in the future.

Covenants.

a.               The Owner shall furnish to SunTrust such financial and business information and reports in form and content satisfactory to SunTrust as and when SunTrust may from time to time require.

b.              The Owner, if a corporation, shall maintain its corporate existence, and if another entity shall maintain such entity standing, in each case in good standing and shall not consolidate or merge with or acquire the stock or other ownership interest of any other corporation or entity without the prior written consent of SunTrust; the Owner shall, at the request of SunTrust, qualify as a foreign corporation or other applicable entity and obtain all requisite licenses and permits in each jurisdiction where the Owner does business.

c.               The Owner shall notify SunTrust in writing at least 30 days prior to any change of its name or structure or change in its state of residence, jurisdiction of registration or organization, principal place of business or chief executive office.

d.              The following shall apply if the Collateral consists of tangible personal property: The Owner shall maintain all of the Collateral in good condition and repair. SunTrust shall have the right to inspect the Collateral at any reasonable time and shall have the right to obtain such appraisals, reappraisals, appraisal updates or environmental inspections as SunTrust, in its sole discretion, may deem necessary from time to time. Owner will not use or permit any person or entity to use the Collateral (i) in any manner inconsistent with the provisions of this Security Agreement; or (ii) in violation of any policy of insurance issued with respect to the Collateral; or (iii) in violation of any local, state or federal law or regulation, including but not limited to any such law or regulation pertaining to the protection of the environment or the protection of the health or safety of persons or animals, and any such law or regulation pertaining to the control of drugs, narcotics or other controlled substances. If the Collateral has been used or is hereafter used in violation of the covenants and agreements contained herein, Owner shall indemnify SunTrust and hold SunTrust harmless against all claims, actions, causes of action, costs, expenses, fees and penalties in connection with such use. Without the express prior written consent of SunTrust, Owner shall not cause or permit all or any part of the Collateral to be affixed to real property so as to become a fixture as that term is defined or interpreted in the state in which the Collateral is at any time located.

e.               The Owner will not pledge or grant any security interest in any of the Collateral to any person or entity except SunTrust, or permit any lien or encumbrance to attach to any of the Collateral, other than Permitted Liens, as hereinafter defined, or any levy to be made on the Collateral, or any financing statement (except financing statements in favor of SunTrust) to be on file against the Collateral.  “Permitted Liens” mean liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, and other like persons not yet due; and liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like laws.

f.                 Owner hereby constitutes and appoints any officer or employee of SunTrust as its true and lawful attorney-in-fact upon the occurrence of an Event of Default, as hereinafter defined: (i) to transfer the Collateral into SunTrust’s name or the name of its nominee, but SunTrust’s failure to do so shall not be interpreted to be a waiver of any interest, and (ii) to do and perform all other acts and things necessary, proper and requisite to carry out the intent of this Security Agreement. The power herein granted shall be deemed to be coupled with an interest and may not be revoked until the Obligations have been paid in full, including all expenses payable by Owner and no amounts may be re-borrowed.

g.              The Owner agrees to pay on demand all legal expenses and reasonable attorneys’ fees (in the amount of 15% of the principal and interest secured hereby if this agreement is governed by the laws of Georgia), as permitted by applicable law, any appraisal fees and all expenses incurred or paid by SunTrust in protecting and enforcing the rights of SunTrust under this Security Agreement, including SunTrust’s right to take possession of the Collateral and its proceeds, and to hold, prepare for sale, sell and dispose of the Collateral.

h.              This Security Agreement shall be a continuing agreement and shall remain in full force and effect irrespective of any interruptions in the business relations of the Borrower with SunTrust and shall apply to any ultimate balance which shall remain due by the Borrower to SunTrust; provided, however, that the Owner may by written notice terminate this Security Agreement with respect to all Obligations of the Borrower incurred or contracted by the Borrower or acquired by SunTrust after the date on which such notice is personally delivered to or mailed via registered mail to the SunTrust address set forth below and accepted by SunTrust.

i.                  The Owner will defend the Collateral against the claims and demands of all parties. The Owner will not, without prior written consent of SunTrust, grant any security interest in the Collateral and will keep it free from any lien, encumbrance or security interest;

Accounts. If the Collateral includes Accounts, the following shall apply.

a.               The Owner warrants that each and every Account, now owned or hereafter acquired, is a bona fide existing obligation, valid and enforceable against the account debtor, for goods sold or leased and delivered or services rendered in the ordinary course of business; the Owner has good title to the Account and has full right and power to grant SunTrust a security interest in the Accounts and the Owner will immediately notify SunTrust of any Account to which these warranties are or become untrue; the Owner agrees that it will not permit any return of merchandise, the sale of which gave rise to any of the Accounts, except in the usual and regular course of business;

b.              The Owner shall maintain complete and accurate books and records, and its principal books and records, including all records concerning Accounts, shall be kept and maintained at the place(s) specified above. The Owner shall not move such books and records without giving SunTrust at least 30 days prior written notice. All accounting records and financial reports furnished to SunTrust shall be maintained and prepared in accordance with generally accepted accounting principles consistently applied. It is specifically agreed that SunTrust shall have and the Owner hereby grants to SunTrust a security interest in all books and records of the Owner and shall have access to them at any time for inspection, verification, examination and audit;

c.               The Owner will prepare and deliver to SunTrust, at SunTrust’s request from time to time, a listing and aging of all Accounts and any further schedules or information with respect to Accounts that SunTrust may require;

d.              SunTrust shall have the right at any time to notify account debtors of its security interest in the Accounts and supporting obligations and require payments to be made directly to SunTrust.  Upon the occurrence of an Event of Default, the Owner hereby appoints SunTrust and any officer or employee of SunTrust, as SunTrust may from time to time designate, as its attorneys-in-fact for the Owner, to sign and endorse in the name of the Owner, to give notice in the name of the Owner, and to perform all other actions necessary or desirable in the reasonable discretion of SunTrust to effect these provisions and carry out the intent hereof, all at the cost and expense of the Owner. The Owner hereby ratifies and approves all acts of such attorneys-in-fact and neither SunTrust nor any other such attorneys-in-fact will be liable for any acts of commission or omission nor for any error of judgment. This power being coupled with an interest is irrevocable so long as any Account or General Intangible pledged to SunTrust remains unpaid and the Borrower has any unpaid Obligations to SunTrust. The costs of such collection and enforcement, including reasonable attorneys’ fees and out-of-pocket expenses, shall be borne solely by the Owner whether the same are incurred by SunTrust or the Owner;

e.               At the option of SunTrust upon the occurrence of an Event of Default, all payments on the Accounts received by the Owner shall be remitted to SunTrust in their original form on the day of receipt; all notes, checks, drafts and other instruments so received shall be duly endorsed to the order of SunTrust. At SunTrust’s election, the payments shall be deposited into a special deposit account (“Special Account”) maintained with SunTrust. SunTrust may designate with each such deposit the particular Account upon which payment was made. The Special Account shall be held by SunTrust as additional security for the Obligations. Prior to depositing payments on the Accounts into the Special Account, the Owner agrees that it will not commingle such payments with any of the Owner’s funds or property, but will hold them separate and apart and in trust for SunTrust. SunTrust will have the power to withdraw funds from the Special Account. SunTrust may at any time and from time to time, in its sole discretion, apply any part of the funds in the Special Account to the Obligations whether or not the same is due. Upon full and final satisfaction of the Obligations (including without limitation all fees and expenses owing to SunTrust or its attorneys), plus termination of any commitment to extend additional funds, SunTrust will pay to the Owner any excess funds, whether received by SunTrust as a deposit in the Special Account or as a direct payment on any of the Accounts;

f.                 If any of the Owner’s Accounts arise out of contracts with the United States or any department, agency, or instrumentality thereof, the Owner will immediately notify SunTrust in writing and execute any instruments and take any steps required by SunTrust in order that all moneys due and to become due under such contracts shall be assigned to SunTrust and in order that proper notice be given under the Federal Assignment of Claims Act;

g.              SunTrust shall not be liable and shall suffer no loss on account of loss or depreciation of any Account due to acts or omissions of SunTrust unless SunTrust’s conduct is willful and malicious, and SunTrust shall have no duty to take any action to preserve the Collateral or collect Accounts;

h.              Upon request by SunTrust, the Owner will note on its records concerning the Accounts, a notation of the security interest under this Security Agreement, which notation must be satisfactory to SunTrust in both form and content;

i.                  Upon the occurrence of an Event of Default, SunTrust may enforce collection of any Account and supporting obligation by suit or otherwise and may surrender, release or exchange all or any part thereof, or compromise, extend or renew the same for any period. All monies so received by SunTrust may in SunTrust’s sole discretion, be either (i) applied by SunTrust directly toward payment of all or any part of the Obligations, whether or not then due, in such order of application as SunTrust may determine; or (ii) deposited to the credit of Borrower or in an account with SunTrust as security for payment of the Obligations and SunTrust may, from time to time, in its sole discretion, permit Borrower to use all or any part of the funds on deposit in said account in the normal course of business. Owner will promptly reimburse SunTrust for all expenses, including reasonable attorneys’ fees and legal expenses, incurred by SunTrust in seeking to collect on or enforce collection of such amounts; and

j.                  After notice from SunTrust following the occurrence of an Event of Default, Owner will forthwith, upon receipt, transmit and deliver to SunTrust, in the form received, all cash, checks, drafts, items, chattel paper and other instruments or writing for the payment of money (properly endorsed, where required, so that such items may be collected by SunTrust) which may be received by Owner at any time in full or partial payment or otherwise as proceeds of any of the Accounts. After such notice from SunTrust, Owner will not commingle any such proceeds with any other of its funds or property, but will hold them separate and apart from Owner’s own funds or property and in express trust for SunTrust until delivery is made to SunTrust, and

k.               To protect SunTrust’s rights hereunder, upon the occurrence of an Event of Defualt, Owner hereby constitutes any officer or employee of SunTrust its true and lawful attorney-in-fact with full power of substitution to endorse or sign the name of Owner upon any invoice, freight or express bill, or bill of lading relating to any Account covered hereby and to notify the post office authorities to change the address for delivery of Owner’s mail relating to the Accounts to an address designated by SunTrust and to receive, open, and dispose of all mail relating to the Accounts addressed to Owner and to do and perform all other acts and things necessary, proper and requisite to carry out the intent of this Security Agreement. This power shall be deemed to be coupled with an interest and may not be revoked by Owner until the Obligations have been paid in full.

Inventory. If the Collateral includes Inventory, the following shall apply:

a.               The Owner agrees to maintain books and records pertaining to the Inventory in such detail, form and scope as SunTrust shall require. The Owner shall promptly advise SunTrust of any substantial changes relating to the type, or quantity of the Inventory or any event which would have a material effect on the value of the Inventory or on the security interest granted to SunTrust.

b.              If the Inventory remains in the possession or control of any of the Owner’s agents or processors, the Owner shall notify such agents or processors of SunTrust’s security interest, and upon request, instruct them to hold such Inventory for SunTrust’s account and subject to SunTrust’s instruction.

c.               The Owner will prepare and deliver to SunTrust, at SunTrust’s request from time to time, a listing of all Inventory and such information regarding the Inventory as SunTrust may require.

d.              SunTrust may require the Owner to assemble the Inventory and make it available to SunTrust at a place to be designated by SunTrust which is reasonably convenient. SunTrust may take possession of the Inventory without a court order.

e.               Until default hereunder, Owner may, unless otherwise provided in this Security Agreement, in the ordinary course of business, at its own expense, sell, lease or furnish under contract of service any of the Inventory normally held by Owner for such purpose.

Insurance, Taxes and Assessments. The Owner shall at all times keep insurable Collateral insured against any and all risks, including, without limitation, fire, and such other insurance, including but not limited to flood insurance, as may be required by SunTrust from time to time, and in such amounts as may be satisfactory to SunTrust. Insurance may be purchased from an insurer of the Owner’s choice, except as otherwise required by law. All such insurance policies are to be made payable to SunTrust, in the event of loss, under a standard non-contributory “mortgagees”, “lenders”, or “secured party” clause and shall contain a breach of warranty provision acceptable to SunTrust which shall establish SunTrust’s right to be paid the insurance proceeds irrespective of any action, inaction, breach of warranty or conditions, or negligence of Owner or any other person or entity with respect to such policies. All such insurance policies shall provide for a minimum of thirty days written notice to SunTrust prior to cancellation. Upon the occurrence of an Event of Default, Owner appoints SunTrust attorney-in-fact to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable to Owner hereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments, or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies, which power of attorney shall be deemed coupled with an interest and irrevocable so long as SunTrust has a security interest in any of the Collateral. Owner shall provide proof of such insurance as requested by SunTrust. The Owner shall pay and discharge all taxes, assessments and charges of every kind prior to the date when such taxes, assessments or charges shall become delinquent and provide proof of such payments to SunTrust, upon request. However, nothing contained in this Security Agreement shall require the Owner to pay any such taxes, assessments and charges so long as it shall contest its validity in good faith and shall post any bond or security required by SunTrust against the payment. Upon the failure of the Owner to purchase required insurance or to pay such required amounts, SunTrust, at its option, and at the Owner’s expense, may obtain such insurance or pay such taxes, assessments, and charges. In addition, SunTrust may from time to time, in its sole discretion, perform any undertakings of the Owner which the Owner shall fail to perform and take any other action which SunTrust deems necessary for the maintenance or preservation of any of the Collateral. Any amounts so paid shall be included in the Obligations secured by the Collateral. At SunTrust’s request, the Owner agrees to promptly reimburse SunTrust on demand for all such expenses incurred by SunTrust, together with interest thereon from the date paid by SunTrust at the highest rate payable on the Obligations. Any insurance obtained by SunTrust, at its option, may be single or dual interest, protecting its rights, rights of the Owner or joint rights. Any insurance obtained by SunTrust may provide, at its option, that such insurance will pay the lesser of the unpaid balance of the Obligations or the repair or replacement value of the Collateral. SunTrust may use the proceeds of any insurance obtained by Owner or by SunTrust to repair or replace the Collateral or, if SunTrust elects to do so, to repay part or all of the Obligations, whether or not then due, and in such order as SunTrust may determine, and the Borrower will still be responsible to repay any remaining unpaid balance of the Obligations. The whole or partial loss or destruction of all or any part of the Collateral shall not affect or impair the obligation of any person or entity liable under the Obligations.

Additional Covenants and Agreements if Borrower is Different than Owner.  If Borrower is different than Owner, then so long as any of the Obligations remain outstanding or so long as this Security Agreement shall remain in effect Owner covenants and agrees as follows: (a) Owner hereby expressly consents to and adopts any agreements which Borrower has entered into or will enter into with SunTrust regarding any of the Obligations or the Collateral; (b) Owner hereby agrees that the Collateral shall be subject to disposition in accordance with the terms and conditions of this Security Agreement and any agreements executed by Borrower in connection with any of the Obligations or the Collateral; (c) Owner will not be subrogated to SunTrust’s rights to any other collateral and any proceeds thereof in which SunTrust holds a security interest to secure payment of any of the Obligations; (d) Owner agrees that SunTrust may at any time and from time to time, without notice to, or the consent of, Owner: (i) retain any of the Collateral in satisfaction of any of the Obligations to the extent permitted by applicable law, (ii) retain or obtain a security interest or lien in any property in addition to the Collateral to secure payment or performance of any of the Obligations, (iii) allow or cause any Obligations to be incurred, (iv) retain or obtain persons or entities that are primarily or secondarily obligated upon any of the Obligations other than the Borrower, (v) extend or renew any of the Obligations for any period (whether or not longer than the original term), (vi) release, compromise or modify any of the Obligations, (vii) release, in whole or in part, any person or entity primarily or secondarily obligated upon any of the Obligations or enter into any compromise with respect to the obligation of any such person or entity relative to any of the Obligations, (viii) release, with or without consideration, SunTrust’s security interest or lien in any property other than the Collateral which may at any time secure payment or performance of any of the Obligations, (ix) accept substitutions or exchanges for any property other than the Collateral which may at any time secure payment or performance of any of the Obligations, (x) exercise its rights as a secured party and dispose of the Collateral without having first resorted to any property securing any of the Obligations other than the Collateral and without having first proceeded against or demanded payment from any person or entity primarily or secondarily obligated upon any of the Obligations; and (e) Owner specifically waives any and all rights pursuant to O.C.G.A. Sec. 10-7-24 or T.C.A. Sec. 47-12-101 et seq. if this Security Agreement is governed by the laws of Georgia or Tennessee and the same or similar provision contained in the Uniform Commercial Code of any other state or states which may govern this Security Agreement.

Events of Default. As used herein the term “Obligor” shall individually, collectively, jointly and severally refer to Borrower, Owner and any other person or entity that is primarily or secondarily liable upon all or any part of the Obligations secured hereby and any person or entity that has conveyed or may hereafter convey any security interest or lien to SunTrust in any real or personal property to secure payment of all or any part of the Obligations. Unless prohibited by applicable law, an “Event of Default” shall occur hereunder upon the occurrence of any one or more of the following events or conditions:

a.               the failure by any Obligor to pay when due, whether by acceleration or otherwise, any sum constituting all or any part of the Obligations;

b.              the failure of any Obligor to perform any covenant, promise or obligation contained in this Security Agreement, any document evidencing any of the Obligations, or any other agreement to which any Obligor and SunTrust are parties;

c.               the breach of any of any Obligor’s representations or warranties in this Security Agreement or any other agreement with SunTrust;

d.              the failure of any Obligor to pay when due any amount in excess of $5,000,000 owed to any creditor other than SunTrust under a written agreement calling for the payment of money;

e.               the death, declaration of incompetency, dissolution, liquidation, merger, consolidation, termination or suspension of usual business of any Obligor;

f.                 the occurrence of a Change in Control, which shall mean the occurrence of one or more of the following events: (1) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of Borrower to any person or entity or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (2) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or entity or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 35% or more of the outstanding shares of the voting stock of Borrower; or (3) occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by persons who were neither (i) nominated by the current board of directors or (ii) appointed by directors so nominated;

g.              the insolvency or inability to pay debts as they mature of any Obligor, the filing of any petition or the commencement of any proceeding by an Obligor for relief under any bankruptcy or insolvency law, or any law relating to the relief of debtors, readjustment of indebtedness, debtor reorganization, or composition or extension of debt;

h.              the entry of a judgment or the issuance or service of any attachment, levy or garnishment, in each case in excess of $5,000,000, against any Obligor or the property of any Obligor or the repossession or seizure of property of any Obligor;

i.                  any deterioration or impairment of the Collateral or any decline or depreciation in the value of the Collateral (whether actual or reasonably anticipated) which causes the Collateral in the judgment of SunTrust to become unsatisfactory as to character or value;

j.                  any Obligor commits fraud or makes a material misrepresentation at any time in connection with this Security Agreement, the Obligations or the Collateral;

k.               the Collateral or any part thereof is located for more than thirty consecutive days outside the state or states in which the Collateral is to be located pursuant to this Security Agreement or if the Collateral or any part hereof is removed from such state with the intent that it will be located outside such state for more than thirty days; or

l.                  should the state of organization or registration of Owner (if an entity) change.

Remedies Upon Default; Acceleration of Obligations. Unless prohibited by applicable law, the Obligations secured hereby shall automatically and simultaneously mature and become due and payable, without notice or demand, upon the filing of any petition or the commencement of any proceeding by or against an Obligor for relief under any bankruptcy or insolvency law, or any law relating to the relief of debtors, readjustment of indebtedness, debtor reorganization, or composition or extension of debt.  Unless prohibited by applicable law, upon the occurrence of any one or more of the other Events of Default described above, the Obligations secured hereby shall, at the option of SunTrust, immediately mature and become due and payable, without notice or demand. If all or any part of the Obligations secured hereby are not paid as and when due and payable, whether by acceleration or otherwise, then SunTrust may, at its option, without notice or demand of any kind: (a) transfer all or any part of the Collateral into the name of SunTrust or its nominee, at Owner’s expense, with or without disclosing that such Collateral is subject to SunTrust’s security interest; (b) enter upon premises upon which the Collateral is located and, to the extent permitted by law without legal process, take exclusive possession of the Collateral, and redeem the Collateral, or any part thereof (irrespective of redemption penalty); (c) appropriate and apply toward payment of such of the Obligations, and in such order of application, as SunTrust may from time to time elect, all or any part of any balances, credits, items or monies in any bank deposit or deposit account constituting a part of the Collateral; (d) sell the Collateral at public or private sale, either in whole or in part, and SunTrust may purchase the Collateral at any such public sale and at any private sale as permitted by law. Such sale shall result in the sale, conveyance and disposition of all right, title and interest of Owner in all or any part of the Collateral which is the subject of such a disposition and SunTrust is authorized as attorney-in-fact for Owner to sign and execute any transfer, conveyance or instrument in writing that may be necessary or desirable to effectuate any such disposition of the Collateral, which power shall be coupled with an interest; and (e) exercise all other rights of a secured party under the Uniform Commercial Code and all other rights under law or pursuant to this Security Agreement, all of which shall be cumulative. If any notification of intended disposition of any Collateral is required by law, reasonable notification shall be deemed given if written notice is deposited in the U.S. Mail, first class or certified postage prepaid, addressed to Owner and such other persons or entities as SunTrust deems to be appropriate, stating all items required by applicable statutes, including the time and place of any public sale or the time after which any private sale or disposition is to be made, at least ten (10) days prior thereto. The proceeds of any disposition of the Collateral shall be applied in the following order (i) First, to pay all costs and expenses associated with the retaking, holding, preparation and disposition of the Collateral; (ii) Then to pay attorneys’ fees; (iii) Next, to pay all accrued but unpaid interest upon the Obligations in such order as SunTrust may determine in its discretion; and (iv) Finally, to all unpaid principal outstanding upon the Obligations, whether or not due and payable, in such order as SunTrust may determine in its discretion. Any remaining surplus shall be paid to Owner or otherwise in accordance with law. If the proceeds of such disposition are insufficient to pay the Obligations in full, Borrower and all other persons or entities liable thereon shall remain fully obligated to SunTrust for the unpaid balance thereof.

Execution by More than One Party.  To the extent prohibited by applicable law, the term “Owner” as used in this Security Agreement shall, if this instrument is signed by more than one party, mean the “Owner and each of them” and each shall be jointly and severally obligated and liable. If any party is a partnership or limited liability company, the agreements and obligations on the part of the Owner shall remain in force and applicable regardless of any changes in the parties composing the partnership or limited liability company and the term “Owner” shall include any altered or successive partnership or limited liability company and the predecessor partnership or limited liability company and its partners or members/managers shall not be released from any obligation or liability.

Waivers by the Owner. The Owner hereby waives (a) notice of acceptance of this Agreement and of any extensions or renewals of credit by SunTrust to the Borrower; (b) presentment and demand for payment of the Obligations; (c) protest and notice of dishonor or default to the Owner or to any other party with respect to the Obligations; (d) all other notices to which the Owner might otherwise be entitled; and (e) if for business purposes, the benefit of any homestead exemption. To the extent permitted by applicable law, the Owner further waives any right to require that any action be brought against the Borrower or any other party, the right to require that resort be had to any security or to any balance of any deposit account or credit on the books of SunTrust in favor of the Borrower or any other party, the right to redeem the Collateral and to object to SunTrust’s proposal to retain the Collateral in satisfaction of any of Obligations and any right to obtain injunctive or other relief relative to SunTrust’s sale or other disposition of the Collateral and to recover losses caused by SunTrust’s failure to approve or correct any list of Collateral provided to SunTrust for any purpose by any person or entity. Owner waives all rights, claims and defenses based on principles of suretyship.

No Obligation to Extend Credit. This Security Agreement shall not be construed to impose any obligation on SunTrust to extend or continue to extend any credit at any time.

Indemnity. The Owner agrees to indemnify and hold harmless SunTrust, its subsidiaries, affiliates, successors, and assigns and their respective agents, directors, employees, and officers (the “Indemnitees”) from and against any and all complaints, claims, defenses, demands, actions, bills, causes of action (including, without limitation, costs and attorneys’ fees), and losses of every nature and kind whatsoever (the “Claims”), which may be raised or sustained by any directors, officers, employees, shareholders, creditors, regulators, successors in interest, or receivers of the Borrower or any third party as a result of or arising out of, directly or indirectly, SunTrust extending credit as evidenced by the Obligations to the Borrower, and taking the Collateral as security for the Obligations, and the Owner agrees to be liable for any and all judgments which may be recovered in any such action, claim, proceeding, suit, or bill, including any compromise or settlement thereof, and defray any and all expenses, including, without limitation, costs and attorneys’ fees, that may be incurred in or by reason of such actions, claims, proceedings, suits, or bills; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Claims are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This obligation to indemnify shall survive the payment of the Obligations and the satisfaction of this Security Agreement.

Financing Statements and Additional Documentation. SunTrust is authorized to file such financing statements and amendments as SunTrust deems necessary to perfect, continue or assure its security interest in the Collateral and the Owner hereby ratifies any financing statement filed previously by SunTrust. The Owner will deliver such instruments of future assignment or assurance, and such other agreements, as SunTrust may from time to time request to carry out the intent of this Security Agreement, and will join with SunTrust in executing any documents in form satisfactory to SunTrust, and hereby authorizes SunTrust to sign for Owner, or to file without signature, any financing statements, amendments and other documents and instruments from time to time as SunTrust may deem advisable, and pay any cost of filing the same, including all recordation, transfer, indebtedness and other taxes and fees, deemed advisable by SunTrust.

Successor in Interest: SunTrust as Collateral Agent. This Security Agreement shall be binding upon the Owner, its successors and assigns, and the benefits hereof shall inure to SunTrust, its successors and assigns. Notwithstanding the foregoing, Owner shall not assign Owner’s rights or obligations under this Security Agreement without SunTrust’s prior written consent. SunTrust Bank shall serve as collateral agent on behalf of itself and present and future affiliates.

Miscellaneous. (a) Each and every power given herein is coupled with an interest and is irrevocable by death or otherwise. (b) The captions of the paragraphs of this Security Agreement are for convenience only and shall not be deemed to constitute a part hereof or used in construing the intent of the parties. (c) If any part of any provision of this Security Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Security Agreement. (d) This Security Agreement shall not be modified or amended except in a writing signed by Owner and SunTrust. (e) All representations, warranties, covenants and agreements contained herein or made in writing by Owner in connection herewith shall survive the execution and delivery of this Security Agreement and any and all notes, other agreements, documents and writings relating to or arising out of any of the foregoing or any of the Obligations. (f) All rights and remedies of SunTrust expressed herein are in addition to all other rights and remedies possessed by SunTrust under applicable law or other agreements, including rights and remedies under any other agreement or instrument relating to any of the Obligations or any security therefor. (g) No waiver by SunTrust of any of its rights or remedies or of any default shall operate as a waiver of any other right or remedy or of any other default or of the same right or remedy or of the same default on a future occasion. No delay or omission on the part of SunTrust in exercising any right or remedy shall operate as a waiver thereof, and no single or partial exercise by SunTrust of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. No action of SunTrust permitted hereunder or under any agreement or instrument relating to any of the Obligations or any security therefor shall impair or affect the rights of SunTrust in and to the Collateral. (h) All terms as defined herein shall include both the plural and singular, where applicable. (i) All notices or communications given to Owner or SunTrust pursuant to the terms of this Security Agreement shall be in writing and given to Owner and SunTrust at the address set forth below. Unless otherwise specifically provided herein to the contrary, such written notices and communications shall be delivered by hand or overnight courier service, or mailed by first class mail, postage prepaid, addressed to the parties hereto at the addresses referred to herein or to such other addresses as either party may designate to the other party by a written notice given in accordance with the provisions of this Security Agreement. Any written notice delivered by hand or by overnight courier service shall be deemed given or received upon receipt. Any written notice delivered by U.S. Mail shall be deemed given or received on the third (3rd) business day after being deposited in the U.S. Mail. (j) SunTrust shall not be responsible or liable for its failure to give notice to Owner of any default in the payment of any amounts that might become due and owing with respect to the Collateral nor shall SunTrust be responsible or liable for SunTrust’s failure to collect any amounts payable with respect to the Collateral. (k) SunTrust shall be under no obligation to monitor the market value of any Collateral, to advise the Owner of such market value, or to take any action whatsoever to preserve the value of any Collateral by selling, exchanging or otherwise disposing of such Collateral in order to avoid any loss to the Owner resulting from a decline in the market value of such Collateral. (l) SunTrust shall be under no obligation to pay any amounts owing with respect to any Collateral. (m) This Agreement is in addition to and not in replacement of any other agreement between Owner and SunTrust. (n) The term Owner shall include all persons signing below as Owner and the obligation of such Owners hereunder shall be their joint and several obligations.

WAIVER OF JURY TRIAL. OWNER AND SUNTRUST HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SECURITY AGREEMENT AND ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS SECURITY AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUNTRUST ENTERING INTO OR ACCEPTING THIS SECURITY AGREEMENT. FURTHER, OWNER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF SUNTRUST, NOR SUNTRUST’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUNTRUST WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

The undersigned have executed this Security Agreement as of the date first written above.

Signature(s) of Individual Owner(s)		Signature(s) of Non-Individual Owner(s)

	(Seal)	Cogent Communications Group, Inc.
Owner

	(Seal)	By	/s/ Thaddeus Weed

	(Seal)	Thaddeus Weed, CFO
Name and Title ( Printed or Typed)

Addresses

Owner Address for Purpose of Notice	1015 31st St., NW, Washington DC 20007

SunTrust Address for Purpose of Notice	1445 Research Boulevard, Suite 400
Rockville, MD 20850